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                  PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
                       ASSET MANAGEMENT MONEY FUND SHARES
                      OF MAINSTAY INSTITUTIONAL FUNDS INC.
                               MONEY MARKET FUND



         WHEREAS, MainStay Institutional Funds Inc. (the "Company") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, shares of common stock of the Company are currently divided into a number of separate series, including the Money Market Fund (the "Fund");

         WHEREAS, the Directors of the Company have determined that there is a reasonable likelihood that adoption of the Plan of Distribution will benefit the Company, the Fund and its shareholders;

         WHEREAS, the Company employs NYLIFE Distributors Inc. ("NYLIFE Distributors") as distributor of the securities of which it is the issuer, including Asset Management Money Fund ("Sweep Class") shares of the Fund; and

         WHEREAS, NYLIFE Distributors makes shares of the Sweep Class of the Fund available to customers of NYLIFE Securities, Inc. ("NYLIFE Securities").

         NOW, THEREFORE, the Company hereby adopts on behalf of the Fund, in accordance with Rule 12b-1 under the Act on the following terms and conditions:

         1. The Fund shall pay to NYLIFE Distributors, NYLIFE Securities or any other broker-dealer or other financial institution, for account sweep and other distribution-related services to the Sweep Class and for services to shareholders of the Sweep Class shares of the Fund at the annual rate of 0.25% of the Fund's average daily net assets of the Fund's Sweep Class shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Directors shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc. If this Plan is terminated, the Fund will owe no payments to NYLIFE Securities other than any portion of the distribution fee accrued through the effective date of termination but then unpaid.

         2. The amount set forth in paragraph 1 of this Plan shall be paid for services in support of the distribution of Sweep Class shares of the Fund, including the establishment and operation of account sweep services and any other activities or expenses primarily intended to result in the sale of Sweep Class shares of the Fund.

         3. This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Directors of the Company and (b) those Directors of the Company who are not "interested persons" of the Company (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any
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agreements related to it (the "Rule 12b-l Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

         4. The Plan of Distribution shall continue in full force and effect as to the Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

         5. NYLIFE Distributors and/or NYLIFE Securities shall provide to the Directors of the Company and the Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         6. This Plan may be terminated as to the Fund at any time, without payment of any penalty, by vote of a majority of the Rule 12b-l Directors, or by a vote of a majority of the outstanding voting securities of the affected class of the Fund on not more than 30 days' written notice to any other party to the Plan.

         7. This Plan may not be amended to increase materially the amount of the compensation provided for in paragraph 1 hereof unless such amendment is approved by a majority of the outstanding shares of the Sweep Class of the Fund, as defined in the Act, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 3 hereof.

         8. While this Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Company shall be committed to the discretion of the Directors who are not such interested persons.

         9. The Company shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.


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